                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
   13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No.   1   )*
                                           -------

                             TELOCITY DELAWARE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     87971D
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /     Rule 13d-1(b)

          / /     Rule 13d-1(c)

          /x/     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 37 pages

CUSIP NO. 87971D                      13G                    Page 2 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     BESSEMER VENTURE PARTNERS IV ("BVP IV")

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:        11-3298115
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 3 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     DEER IV & CO. LLC

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:        11-3298116
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 4 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     BESSEC VENTURES IV L.P.

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:        11-3408591
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 5 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     BESSEMER VENTURE INVESTORS L.P. ("BVI LP")

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:        11-3352639
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 6 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     BESSEMER VENTURE ASSOCIATES LLC ("BVA")

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:        11-3425944
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 7 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     WILLIAM T. BURGIN

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 8 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     ROBERT H. BUESCHER

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                    Page 9 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     NEILL H. BROWNSTEIN

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 10 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     HARDYMON FAMILY LIMITED PARTNERSHIP

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:     04-3400986
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 11 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     ROBERT P. GOODMAN

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 12 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     MICHAEL I. BARACH

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 13 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     CHRISTOPHER F. O. GABRIELI

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 14 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     GABRIELI FAMILY FOUNDATION

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:     77-0309791
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 15 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     DAVID J. COWAN

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 16 of 37 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.

     ROBI L. SONI

     I.R.S. Identification Nos. of above persons (entities only).

          Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S. Citizen
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 shares.
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares.
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 shares.
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0 shares.
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.00%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

CUSIP NO. 87971D                      13G                   Page 17 of 37 Pages

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Telocity Delaware, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------


                  10355 N. Deanza Boulevard
                  Cupertino, California 95014




ITEM 2

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemer Venture Associates LLC ("BVA"), a Delaware limited liability company having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York.

                  This statement is also filed (i) by Deer IV & Co. LLC, a Delaware limited liability company ("Deer IV"), the general partner of BVP IV, Bessec IV and BVI LP and the managing member of BVA, (ii) by Robert H. Buescher, William T. Burgin, David J. Cowan, and G. Felda Hardymon, who are all United States citizens and managers of Deer IV, (iii) Neill H. Brownstein, Robert P. Goodman, Michael I. Bacach, Christopher F.O. Gabrieli and Robi L. Soni, who are also United States Citizens, and (iv) by the Hardymon Family Limited Partnership, the Gabrieli Family Foundation. Deer IV has its principal office at 83 Walnut Street, Wellesley Hills, Massachusetts 02181- 2101. The principal address of the persons and entities listed in clauses (ii), (iii) and (iv) above is the Wellesley Hills address.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  87971D

ITEM 3.           NOT APPLICABLE

CUSIP NO. 87971D                      13G                   Page 18 of 37 Pages

ITEM 4.           OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:

                           (a)      AMOUNT BENEFICIALLY OWNED:

                           See Row 9 of cover page for each Reporting Person.

                           (b)      PERCENT OF CLASS:

                           See Row 11 of cover page for each Reporting Person.

                           (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON
                                    HAS:

                                    (1)  Sole power to vote or to direct the
                                         vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                                    (2)  Shared power to vote or to direct the
                                         vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                                    (3)  Sole power to dispose or to direct the
                                         disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                                    (4)  Shared power to dispose or to direct
                                         the disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.

CUSIP NO. 87971D                      13G                    Page 19 of 37 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  See the answer to Item 2(a), (b) and (c).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002

                                      BESSEMER VENTURE PARTNERS IV L.P.,

                                      By: Deer IV & Co. LLC, General Partner

                                      By:    /s/  J. Edmund Colloton
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Authorized Officer


                                      BESSEC VENTURES IV L.P.

                                      By:    Deer IV & Co. LLC, General Partner


                                      By:    /s/  J. Edmund Colloton
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Authorized Officer


                                      BESSEMER VENTURE INVESTORS, L.P.


                                      By:    Deer IV & Co. LLC, General Partner


                                      By:    /s/  J. Edmund Colloton
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Authorized Officer


                                      DEER IV & CO. LLC


                                      By:    /s/  J. Edmund Colloton
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Authorized Officer

                                      BESSEMER VENTURE ASSOCIATES LLC


                                      By:    Deer IV & Co. LLC, General Partner


                                      By:    /s/  J. Edmund Colloton
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Authorized Officer


                                      WILLIAM T. BURGIN


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      G. FELDA HARDYMON


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      CHRISTOPHER F. O. GABRIELI


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      DAVID J. COWAN


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      ROBI L. SONI


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact

                                      ROBERT P. GOODMAN


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      MICHAEL I. BARACH


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      THE GABRIELI FAMILY FOUNDATION

                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      THE HARDYMON FAMILY LIMITED PARTNERSHIP

                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact


                                      ROBERT H. BUESCHER


                                      By:                *
                                             -----------------------------------
                                             J. Edmund Colloton
                                             Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                                      Found on
                                                                                    Sequentially
Exhibit                                                                             Numbered Page
-------                                                                             -------------
Exhibit A:  Agreement of Joint Filing                                                    24


Exhibit B:  Statement Appointing Designated Filer and Authorized Signatories             27

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Telocity Delaware, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date:  February 14, 2002

                                         BESSEMER VENTURE PARTNERS IV L.P.,

                                         By: Deer IV & Co. LLC, General Partner

                                         By:    /s/  J. Edmund Colloton
                                                --------------------------------
                                                J. Edmund Colloton
                                                Authorized Officer


                                         BESSEC VENTURES IV L.P.

                                         By:    Deer IV & Co. LLC, General
                                                Partner


                                         By:    /s/  J. Edmund Colloton
                                                --------------------------------
                                                J. Edmund Colloton
                                                Authorized Officer


                                         BESSEMER VENTURE INVESTORS, L.P.


                                         By:    Deer IV & Co. LLC, General
                                                Partner


                                         By:    /s/  J. Edmund Colloton
                                                --------------------------------
                                                J. Edmund Colloton
                                                Authorized Officer


                                         DEER IV & CO. LLC


                                         By:    /s/  J. Edmund Colloton
                                                --------------------------------
                                                J. Edmund Colloton
                                                Authorized Officer

                                         BESSEMER VENTURE ASSOCIATES LLC


                                         By:    Deer IV & Co. LLC, General
                                                Partner


                                         By:    /s/  J. Edmund Colloton
                                                --------------------------------
                                                J. Edmund Colloton
                                                Authorized Officer


                                         WILLIAM T. BURGIN


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         G. FELDA HARDYMON


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         CHRISTOPHER F. O. GABRIELI


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         DAVID J. COWAN


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         ROBI L. SONI


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact

                                         ROBERT P. GOODMAN


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         MICHAEL I. BARACH


                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         THE GABRIELI FAMILY FOUNDATION

                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         THE HARDYMON FAMILY LIMITED PARTNERSHIP

                                         By:                *
                                                --------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact


                                         ROBERT H. BUESCHER


                                         By:                 *
                                                  ------------------------------
                                                J. Edmund Colloton
                                                Attorney-in-Fact

                                    EXHIBIT B

        STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORIES,
                               February 14, 2002



         Each of the entities listed on SCHEDULE A attached hereto (each a "Reporting Entity") and each party listed on SCHEDULE B attached hereto (each a "Reporting Individual"; together with the Reporting Entities, the "Reporting Persons") hereby authorizes and designates J. Edmund Colloton and Paula Green (individually, each a "Designated Filer"), for so long as the Designated Filer is a member or employee of Deer Management Co., LLC to prepare and file on behalf of such Reporting Person individually, or jointly together with other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission or with any regulatory body, including United States federal, state and self-regulatory bodies, with respect to the Reporting Person's ownership of, or transactions in, the securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates J. Edmund Colloton and Paula Green ("Authorized Signatories") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of a Designated Filer or an Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

                  The authority of the Designated Filer and each Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with any United States federal or state law or with any regulations promulgated thereto.

                                   SCHEDULE A

Deer IV & Co. LLC
Bessemer Venture Partners IV L.P.
Bessec Ventures V L.P.
Bessemer Venture Investors L.P.
BVP Special Situations IV L.P.
Deer III & Co. LLC
Bessemer Venture Partners III L.P.
BVP Special Situations III L.P.
The Gabrieli Family Foundation
The Hardymon Family Limited Partnership

                                   SCHEDULE B

Robert H. Buescher
William T. Burgin
J. Edmund Colloton
David J. Cowan
Christopher F. O. Gabrieli
Robert P. Goodman
G. Felda Hardymon
Robi L. Soni
Neill H. Brownstein
Michael I. Barach

         In Witness Whereof, the undersigned has caused this Statement Appointing Designated Filer and Authorized Signatory to be effective as of February 14, 2002.

                  Reporting Persons:




February 14, 2002


                                     /s/ Robert H. Buescher
                                    --------------------------------------------
                                    Robert H. Buescher

February 14, 2002


                                     /s/ William T. Burgin
                                    --------------------------------------------
                                    William T. Burgin


February 14, 2002


                                     /s/ J. Edmund Colloton
                                    --------------------------------------------
                                    J. Edmund Colloton

February 14, 2002


                                     /s/ David J. Cowan
                                    --------------------------------------------
                                    David J. Cowan

February 14, 2002


                                     /s/ Christopher F. O. Gabrieli
                                    --------------------------------------------
                                    Christopher F. O. Gabrieli

February 14, 2002


                                     /s/ Robert P. Goodman
                                    --------------------------------------------
                                    Robert P. Goodman

February 14, 2002


                                     /s/ G. Felda Hardymon
                                    --------------------------------------------
                                    G. Felda Hardymon


February 14, 2002


                                     /s/ Robi L. Soni
                                    --------------------------------------------
                                    Robi L. Soni

February 14, 2002                     The Gabrieli Family Foundation


                                       /s/ Christopher F. O. Gabrieli
                                      ------------------------------------------
                                      Christopher F. O. Gabrieli, Trustee





February 14, 2002                     The Hardymon Family Limited Partnership


                                       /s/ G. Felda Hardymon
                                      ------------------------------------------
                                      G. Felda Hardymon, Trustee

February 14, 2002                     Deer Partners Investment Fund LLC

                                      By: Deer V & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Executive
                                            Manager


February 14, 2002                     Deer IV & Co. LLC


                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer


February 14, 2002                     Bessemer Venture Partners IV L.P.

                                      By: Deer IV & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer


February 14, 2002                     Bessemer Ventures IV L.P.

                                      By: Deer IV & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer


February 14, 2002                     Bessemer Venture Investors L.P.

                                      By: Deer IV & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer

February 14, 2002                     BVP Special Situations IV L.P.

                                      By: Deer IV & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer


February 14, 2002                     Deer III & Co. LLC


                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer

February 14, 2002                     Bessemer Venture Partners III L.P.

                                      By: Deer III & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer


February 14, 2002                     BVP Special Situations III L.P.

                                      By: Deer III & Co. LLC
                                          Its General Partner

                                      By:    /s/ J. Edmund Colloton
                                            ------------------------------------
                                            J. Edmund Colloton, Authorized
                                            Officer